CUSIP NO.  45031T 10 4                                    Page 1 of 41

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Amendment No. 5)1

                               ITC DeltaCom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45031T 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Welsh, Carson, Anderson                  William J. Hewitt, Esq.
  & Stowe VIII, L.P.,                    Ropes & Gray LLP
320 Park Avenue, Suite 2500              45 Rockefeller Plaza
New York, New York  10022                New York, New York  10111
Attention: Jonathan Rather               Tel. (212) 841-5700
Tel. (212) 893-9500
---------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 October 6, 2003
----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].





--------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO.  45031T 10 4                                    Page 2 of 41




1)    Name of Reporting Person            Welsh, Carson, Ander-
      I.R.S. Identification               son & Stowe VIII, L.P.
      No. of Above Person
      (Entities Only)
-----------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
-----------------------------------------------------------------------------
3)    SEC Use Only
-----------------------------------------------------------------------------
4)    Source of Funds                            Not Applicable
-----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                       Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                            Delaware
-----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 3 of 41


-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
-----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                               65.3%
      Amount in Row (11)
-----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                         PN

CUSIP NO.  45031T 10 4                                    Page 4 of 41

1)    Name of Reporting Person            WCAS VIII Associates, L.L.C.
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-----------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
-----------------------------------------------------------------------------
3)    SEC Use Only
-----------------------------------------------------------------------------
4)    Source of Funds                            Not Applicable
-----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                       Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                            Delaware
-----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 5 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                         65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            CO

CUSIP NO.  45031T 10 4                                    Page 6 of 41

1)    Name of Reporting Person            WCAS Capital Partners III, L.P.
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           Delaware
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 7 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                         65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            PN

CUSIP NO.  45031T 10 4                                    Page 8 of 41

1)    Name of Reporting Person            WCAS Information Partners, L.P.
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           Delaware
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 9 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                         65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            PN

CUSIP NO.  45031T 10 4                                    Page 10 of 41

1)    Name of Reporting Person            Patrick J. Welsh
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 11 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 12 of 41

1)    Name of Reporting Person            Russell L. Carson
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 13 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 14 of 41

1)    Name of Reporting Person            Bruce K. Anderson
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 15 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 16 of 41

1)    Name of Reporting Person             Thomas E. McInerney
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 17 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 18 of 41

1)    Name of Reporting Person             Robert A. Minicucci
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 19 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 20 of 41

1)    Name of Reporting Person             Anthony J. deNicola
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 21 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 22 of 41

1)    Name of Reporting Person            Paul B. Queally
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 23 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 24 of 41

1)    Name of Reporting Person            Jonathan M. Rather
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 25 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 26 of 41

1)    Name of Reporting Person            D. Scott Mackesy
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 27 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 28 of 41

1)    Name of Reporting Person             John D. Clark
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 29 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 30 of 41

1)    Name of Reporting Person             James R. Matthews
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 31 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 32 of 41

1)    Name of Reporting Person             Sanjay Swani
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                 (a) [X]
      if a Member of a Group                    (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
----------------------------------------------------------------------------
Number of                           7)   Sole Voting        -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With
                                ---------------------------------------------
                                    8)   Shared Voting   43,228,982 shares of
                                         Power           Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                                ---------------------------------------------
                                   10)   Shared Dis-     43,228,982 shares of
                                         positive Power  Common Stock (including
                                                         shares issuable upon
                                                         conversion of
                                                         preferred stock and
                                                         exercise of warrants)
                                ---------------------------------------------
11)   Aggregate Amount Beneficially                    43,228,982 shares of
      Owned by Each Reporting Person                   Common Stock
                                                       (including shares
                                                       issuable upon conversion
                                                       of preferred stock and
                                                       exercise of warrants)

CUSIP NO.  45031T 10 4                                    Page 33 of 41

-----------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
----------------------------------------------------------------------------
13)   Percent of Class
      Represented by                                    65.3 %
      Amount in Row (11)
----------------------------------------------------------------------------
14)   Type of Reporting
      Person                                            IN

CUSIP NO.  45031T 10 4                                    Page 34 of 41


                         Amendment No. 5 to Schedule 13D
                         -------------------------------

          Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on November 1, 2002, Amendment No. 1 thereto filed on November 8, 2002, Amendment No. 2 thereto filed on December 18, 2002, Amendment No. 3 thereto filed on December 26, 2002 and Amendment No. 4 thereto filed on July 7, 2003 (as so amended, the "Schedule 13D"). Terms defined in the Schedule 13D are used herein as so defined.

          The Schedule 13D is hereby amended as follows:

Item 2.   Identity and Background.
          -----------------------

          Item 2(a) is hereby amended to add WCAS Capital Partners III, L.P., a Delaware limited partnership ("WCAS CP III"), and WCAS Information Partners, L.P., a Delaware limited partnership ("WCAS IP"), as Reporting Persons. The agreement among the Reporting Persons to file this statement on Schedule 13D as a group (the "Amended Group Agreement") is attached hereto as Exhibit A.

          Item 2(b)-(c) is hereby amended to add the following thereto:

          WCAS CP III is a Delaware limited partnership. The principal business of WCAS CP III is that of a private investment partnership. The sole general partner of WCAS CP III is WCAS CP III Associates, L.L.C., a Delaware limited liability company ("CP III Associates"). The principal business of CP III Associates is that of acting as the general partner of WCAS CP III. The principal business and principal office address of WCAS CP III, CP III Associates and the managing members of CP III Associates is 320 Park Avenue, Suite 2500, New York, New York 10022. The following individuals, who are citizens of the United States, are the managing members of CP III Associates:

          (i) Patrick J. Welsh
          (ii) Russell L. Carson
          (iii) Bruce K. Anderson
          (iv) Thomas E. McInerney
          (v) Robert A. Minicucci
          (vi) Anthony J. de Nicola
          (vii) Paul B. Queally
          (viii) Jonathan M. Rather

          WCAS IP is a Delaware limited partnership. The principal business of WCAS IP is that of a private investment partnership. The sole general partner of WCAS IP is WCAS INFO Partners, a Delaware general partnership ("INFO Partners"). The principal business of INFO Partners is that of acting as the general partner of WCAS IP. The principal business and principal office address of WCAS IP, INFO Partners and the general partners of INFO Partners is 320 Park Avenue, Suite 2500, New York, New York 10022. The following individuals, who are citizens of the United States, are the general partners of INFO Partners:

CUSIP NO.  45031T 10 4                                    Page 35 of 41

          (i) Bruce K. Anderson
          (ii) Thomas E. McInerney

Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

          Item 5 is hereby amended and restated to read in its entirety as follows:

          The following information reflects only the direct beneficial ownership of each entity and person named below, and is based on a total of 51,848,281 shares of Common Stock outstanding after the Merger and gives effect to the exercise of all Warrants and conversion of all shares of Series B Preferred Stock held by each such entity and person:

          WCAS VIII and VIII Associates
          -----------------------------

          WCAS VIII owns 37,256,025 shares of Common Stock, or approximately 58.9% of the Common Stock outstanding. VIII Associates, as the general partner of WCAS VIII, may be deemed to beneficially own the securities owned by WCAS VIII.

          WCAS CP III and CP III Associates
          ---------------------------------

          WCAS CP III owns 4,389,965 shares of Common Stock, or approximately 8.1% of the Common Stock outstanding. CP III Associates, as the general partner of WCAS CP III, may be deemed to beneficially own the securities owned by WCAS CP III.

          WCAS IP and INFO Partners
          -------------------------

          WCAS IP owns 21 shares of Common Stock, or less than 0.1% of the Common Stock outstanding. INFO Partners, as the general partner of WCAS IP, may be deemed to beneficially own the securities owned by WCAS IP.

          Managing Members of VIII Associates and CP III Associates and General Partners of INFO Partners
          -------------------------------------------------------------

          (i) Patrick J. Welsh owns 340,561 shares of Common Stock, or approximately 0.7% of the Common Stock outstanding.

          (ii) Russell L. Carson owns 340,561 shares of Common Stock, or approximately 0.7% of the Common Stock outstanding.

          (iii) Bruce K. Anderson owns 340,561 shares of Common Stock, or approximately 0.7% of the Common Stock outstanding.

          (iv) Thomas E. McInerney owns 347,112 shares of Common Stock, or approximately 0.7% of the Common Stock outstanding.

CUSIP NO.  45031T 10 4                                    Page 36 of 41

          (v) Robert A. Minicucci owns 120,220 shares of Common Stock, or approximately 0.2% of the Common Stock outstanding.

          (vi) Anthony J. de Nicola owns 41,173 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (vii) Paul B. Queally owns 24,169 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (viii) Jonathan M. Rather owns 7,946 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (ix) D. Scott Mackesy owns 5,020 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (x) Sanjay Swani owns 12,501 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (xi) John D. Clark owns no shares of Common Stock.

          (xii) James R. Matthews owns 3,147 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (b) The managing members of VIII Associates and CP III Associates and the general partners of INFO Partners may be deemed to share the power to vote or direct the voting of and to dispose or direct the disposition of the securities of the Issuer owned by WCAS VIII, WCAS CP III and WCAS IP, respectively. Each of the managing members of VIII Associates and CP III Associates and the general partners of INFO Partners disclaims beneficial ownership of all securities other than those he owns directly or by virtue of his indirect pro rata interest, as a managing member of VIII Associates and/or CP III Associates and/or a general partner of INFO Partners, in the securities owned by WCAS VIII, WCAS CP III and WCAS IP.

          (c) Not applicable.

          (d) Except as described in this statement, no person has the power to direct the receipt of dividends on or the proceeds of sales of the shares of Common Stock owned by WCAS VIII, WCAS CP III or WCAS IP.

          (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
          ---------------------------------------------------------------------

          Item 6 is hereby amended by adding the following thereto:

          As referred to in Amendment No. 4 to the Schedule 13D, the Closing of the transactions contemplated by the Merger Agreement took place on October 6, 2003.

CUSIP NO.  45031T 10 4                                    Page 37 of 41

Item 7.   Material to Be Filed as Exhibits
          --------------------------------

          Exhibit A - Amended Group Agreement

CUSIP NO.  45031T 10 4                                    Page 38 of 41

Signature
---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   October 14, 2003
                         WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                         By:      WCAS VIII Associates, LLC, General Partner

                         By: /s/ Jonathan M. Rather
                            --------------------------------------------------
                                  Managing Member

                         WCAS VIII ASSOCIATES, LLC

                         By: /s/ Jonathan M. Rather
                            --------------------------------------------------
                                  Managing Member

                         WCAS CAPITAL PARTNERS III, L.P.
                         By:      WCAS CP III Associates, LLC, General Partner

                         By: /s/ Jonathan M. Rather
                            --------------------------------------------------
                                  Managing Member

                         WCAS INFORMATION PARTNERS, L.P.

                         By: /s/ Jonathan M. Rather
                            --------------------------------------------------
                                  Attorney-in-Fact

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Patrick J. Welsh

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Russell L. Carson

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Bruce K. Anderson

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Thomas E. McInerney

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Robert A. Minicucci

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Anthony J. deNicola

CUSIP NO.  45031T 10 4                                    Page 39 of 41

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Paul B. Queally

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/D. Scott Mackesy

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/John D. Clark

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/James R. Matthews

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Sanjay Swani

CUSIP NO.  45031T 10 4                                    Page 40 of 41

EXHIBIT A
---------

                                  AGREEMENT OF
                                REPORTING PERSONS
                            PURSUANT TO RULE 13d-1(k)

          The undersigned hereby agree that the statement on Schedule 13D to which this Agreement is annexed as Exhibit A is filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:   October 14, 2003

                         WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                         By:      WCAS VIII Associates, LLC, General Partner

                         By: /s/ Jonathan M. Rather
                            --------------------------------------------------
                                  Managing Member

                         WCAS VIII ASSOCIATES, LLC

                         By: /s/ Jonathan M. Rather
                            --------------------------------------------------
                                  Managing Member

                         WCAS CAPITAL PARTNERS III, L.P.
                         By:      WCAS CP III Associates, LLC, General Partner

                         By: /s/ Jonathan M. Rather
                            --------------------------------------------------
                                  Managing Member

                         WCAS INFORMATION PARTNERS, L.P.

                         By: /s/ Jonathan M. Rather
                            --------------------------------------------------
                                  Attorney-in-Fact

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Patrick J. Welsh

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Russell L. Carson

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Bruce K. Anderson

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Thomas E. McInerney

CUSIP NO.  45031T 10 4                                    Page 41 of 41

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Robert A. Minicucci

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Anthony J. deNicola

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Paul B. Queally

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/D. Scott Mackesy

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/John D. Clark

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/James R. Matthews

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                                Attorney-in-Fact/Sanjay Swani